6. CHANGES TO INVESTMENT STRATEGY

The Board of Trustees of the Fund approved certain changes to the Fund's investment strategy ("New Investment Strategy") that were implemented on October 5, 2015, as described below.

PREVIOUS INVESTMENT STRATEGY
The Fund may invest up to 25% of its managed assets in securities that at the time of investment are rated below "A" (at or below the investment grade ratings of "Baa," "BBB," and "BBB" by Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc. ("S&P") and Fitch Ratings, Inc. ("Fitch")), each a nationally recognized statistical rating organization ("NRSRO"), or were unrated but judged to be of comparable quality by Brookfield Investment Management Inc. ("Brookfield"), the Fund's investment sub-advisor.

NEW INVESTMENT STRATEGY
The Fund may invest up to 35% of its managed assets in securities that at the time of investment are rated below "BBB-" or the equivalent (i.e. below investment grade rating) by NRSROs such as Moody's, S&P, Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., or Morningstar Credit Ratings, LLC, or were unrated but judged to be of comparable quality by Brookfield.